Exhibit 6.3

Execution Version

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (“Agreement”), dated as of May 12, 2016, is made and entered into by and among Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (the “Company”), on the one hand, and Chicken Soup for the Soul Productions, LLC, a Connecticut limited liability company (“CSS Productions”), and Chicken Soup for the Soul LLC, a Connecticut limited liability company (“CSS” and, together with CSS Productions, the “Contributors”), on the other hand.

RECITALS:

A.           Each of the Contributors owns the assets set forth opposite its respective name on Schedule A hereto (the “Assets”);

B.           The Assets relate to the production and distribution of visual media content, including television programming, motion pictures and online video content (“Video Content”); and

C.           The parties desire that all of the Assets (and all obligations and liabilities relating to the ownership, use and exploitation of the Assets) be assigned and transferred to the Company on the Closing Date (as defined) on the terms set forth herein.

AGREEMENT:

NOW THEREFORE, the parties hereby agree as follows:

Section 1.          Agreement to Contribute. Subject to the terms and conditions hereof, on the Closing Date, the Contributors shall assign, transfer and deliver to the Company, and the Company shall acquire from the Contributors, all right, title and interest of the Contributors in and to all of the Assets. The Assets shall be deemed to include: any and all assets owned by the Contributors or any of their subsidiaries or affiliated companies under common control of Chicken Soup for the Soul Holdings, LLC,, including, but not limited to:

(a)	all intellectual property rights of the Contributors therein and all goodwill therein and any and all information, files, correspondence, records, data, plans, reports and recorded knowledge, and all accounting or other books and records of the Contributors in whatever media retained or stored, including computer programs and disks, that in each case relate to any of the Assets (it being understood and agreed that the Contributors shall be entitled to retain copies of the foregoing); provided, however, that nothing herein shall be deemed a transfer or assignment to the name “Chicken Soup for the Soul” or any rights therein, and the only rights Company shall have therein are those set forth in the license agreement between Company and Chicken Soup for the Soul, LLC of even date herewith;

(b)	all insurance benefits, including rights and proceeds arising from or relating to the Assets prior to the Closing Date;

(c)	all claims of the Contributors against third parties relating to the Assets, whether choate, inchoate, known or unknown, contingent or non-contingent;

(d)	all rights of the Contributors relating to any deposits and prepaid expenses and claims for refunds; and

(e)	all ownership of completed Video Content, projects and any and all other rights related thereto or embodied therein.

Section 2.          Assumption of Liabilities. On the Closing Date, the Company shall assume all the liabilities and obligations of the Contributors related to the Assets (collectively, the “Assumed Liabilities”).

Section 3.          Consideration. In consideration for the Assets, on the Closing Date, the Company shall issue to CSS Productions 8,600,568 shares (the “Shares”) of the Company’s Class B common stock (“Purchase Price”).

Section 4.          Allocation of Purchase Price. The Purchase Price and any other items that are treated as additional Purchase Price for tax purposes shall be allocated as mutually determined by the parties.

Section 5.          Investment Representations. CSS Productions hereby acknowledges and represents as of the date hereof and the Closing Date that (a) it understands that the issuance of the Shares shall not be registered under the Securities Act of 1933, as amended (“Act”), or in any state and that the Contributors must hold the Shares for an indefinite period unless the Shares are subsequently registered or a Federal and state exemption from such registration is available; and (b) the Shares are to be purchased for its own account, as a profit-motivated investment, and without the participation of any person in any part of such purchase.

Section 6.          Further Cooperation. Each of the parties agrees to execute and deliver at and after the Closing Date any and all further agreements, documents or instruments necessary or convenient to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder.

Section 7.          Closing. The closing (“Closing”) of the transactions contemplated hereby (the Closing Date”) shall occur concurrently with the execution of this Agreement.

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Section 8.          The Contributors Closing Deliveries. At the Closing, the Contributors shall deliver to the Company the following:

(a)	executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents, dated as of the Closing Date, transferring to the Company all of the Contributors’ right, title and interest in and to the Assets, together with possession of the Assets;

(b)	originals or copies of all agreements, contracts, terms sheets and written understandings comprising the Assets and all correspondence, files, certificates of title and other records relating to the Assets; and

(c)	such other documents as reasonably requested by the Company and as otherwise necessary to consummate the transactions contemplated hereby.

Section 9.          Company Closing Deliveries. At the Closing, the Company is delivering to the Contributors the following:

(a)	original certificates representing the Shares comprising the Purchase Price, in the name of CSS Productions;

(b)	the documents referred to in Section 8(a), above, executed by the Company as applicable; and

(c)	such other documents as reasonably requested by the Contributors and as otherwise necessary to consummate the transactions contemplated hereby.

Section 10.         Notices. Any notices required or permitted under this Agreement will be considered duly made if delivered to the intended party by certified or registered mail (return receipt requested), or any reputable international courier service, or by facsimile (with a confirming copy sent by any of the other options) at the following address. Notice will be deemed given on the date of receipt.

Contributors:	Chicken Soup for the Soul Productions, LLC
Chicken Soup for the Soul, LLC
132 East Putnam Avenue
Cos Cob, CT 06807-0700
Attention: William J. Rouhana, Jr.
Fax: (203) 861-4060

To Company:	Chicken Soup for the Soul Entertainment Inc.
132 East Putnam Avenue
Cos Cob, CT 06807
Attention: Steven Ronson
Fax: (203) 861-4060

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With a copy in each case to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller and Brian L. Ross, Esq.
Fax: (212) 818-8881

Section 11.         Governing Law. This Agreement shall be construed in accordance with the laws of the United States of America and the State of Delaware, without regard to its conflict of laws principles. Any and all disputes between the parties arising from or related to this Agreement shall be heard and determined by binding arbitration before a single arbitrator, and judgment upon the award(s) rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall be named by the American Arbitration Association (“AAA”). Arbitration proceedings will be held in Connecticut under the Rules of Commercial Arbitration and under the institutional supervision of the AAA. Witnesses residing outside of the State of Connecticut may testify telephonically or via such other audio/visual means as the arbitrator approves. A final arbitral award against any party in any proceeding arising out of or relating to this Agreement shall be conclusive. The foregoing provisions shall not limit the right of any party to commence any action or proceeding to compel arbitration, to obtain injunctive relief pending the appointment of an arbitrator, or to obtain execution of any award rendered in any such action or proceeding, in any other appropriate jurisdiction or in any other manner. The parties consent to the jurisdiction of federal courts in Connecticut for such purpose. The parties agree to accept service of process by certified mail at its or their business address listed in Section 10 herein and waive any jurisdictional or venue defenses available to them.

Section 12.         Schedules. The Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 13.         Integration. This Agreement and the agreements and documents executed in connection herewith, supersede all prior negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitute the entire agreement among the parties with respect thereto.

Section 14.         Transaction Costs. Except as provided above or as otherwise expressly provided herein, the Company and the Contributors shall each pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

(Signature Page Follows)

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INTENDING TO BE BOUND, the parties have caused this Agreement to be duly executed, as of the date first above written.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ Scott W. Seaton
Scott W. Seaton
Vice Chairman

CHICKEN SOUP FOR THE SOUL, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

CHICKEN SOUP FOR THE SOUL PRODUCTIONS, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Executive Chairman

Agreed, acknowledged and accepted:

CHICKEN SOUP FOR THE SOUL HOLDINGS, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

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Schedule A

A copy of each of the following agreements (in current effective form and as amended to date) has been delivered to the Company and its counsel concurrently with the execution of this Agreement. The “Assets” shall be deemed to include any amendment or modification to the following agreements made on or prior to the Closing Date, as well as any additional agreements CSS, the Contributors or any affiliate thereof may enter into on or prior to the Closing Date that relate to Video Content.

Asset	Date of Agreement	Contributor
Alcon Movie Option Agreement	7/15/13	CSS
Litton Co-Production and Distribution Agreement	12/31/14	CSS Productions
Boniuk Foundation agreement solely as it relates to Video Content TV Hidden Heros	9/29/14	CSS
Boniuk Foundation solely as it relates to Video Content TV Hidden Heros	6/29/15	CSS
DB Goldline 1 of 2 – Critical Density Shopping Agreement	8/6/15	CSS Productions
DB Goldline 2 of 2 – Critical Density Shopping Agreement	8/12/15	CSS Productions
DB Goldline – Beth Stern Shopping Agreement for PIF	7/15/15	CSS Productions
DB Goldline – CSS Hidden Heros – Theme Song Video – Letter Agreement	10/25/15	CSS Productions
DB Goldline – Pilot for Shed – Letter Agreement	8/27/15	CSS Productions
DB Goldline – Pitch Development Agreement	4/22/15	CSS Productions
DB Goldline – Return of Superman Net Proceeds Allocation	12/7/15	CSS Productions
DB Goldline – The Daily Sip Project Services Agreement	4/1/15	CSS Productions
DB Goldline – (CORRECTED) Emily Griffith Sips Prod Agreement	2/3/16	CSS Productions
DB Goldline Reframed – Exonerated Shopping Agreement	10/27/15	CSS Productions
Korean Broadcasting System - ROS Format, License Agreement	10/2/15	CSS Productions
Litton Entertainment – LOI ROS TV Services Distribution	9/1/15	CSS Productions

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Asset	Date of Agreement	Contributor
Boniuk Interests ROS Agreement	9/30/15	CSS Productions
Emily Griffith – Sip Contract Insertion Order	1/13/16	CSS Productions
Low Profile Films Consulting Agreement	7/20/12	CSS

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